EXHIBIT 99.1

For Release:	February 17, 2009 at 7:30AM EST

Contact:	Jonathan Hunt, CFO	Dwight Babcock, CEO
	509 375 1202	520 240 4840
	jhunt@isoray.com	dbabcock@isoray.com

IsoRay, Inc. Reports Second Quarter Results

RICHLAND, Washington – IsoRay Inc. (AMEX: ISR) a medical isotope company focusing on the treatment of prostate and other malignant disease through use of its proprietary radioisotope technology, announced its financial results for the second quarter of fiscal 2009, ended December 31, 2008.

Sales revenue for the quarter decreased by 25% to approximately $1,326,703 as compared to approximately $1,758,344 in the second quarter of fiscal 2008.  Forty-seven medical centers ordered the Company’s Proxcelan™ seeds in the second quarter of fiscal 2009 compared to the 53 centers that ordered in the first quarter of fiscal 2008.  The decline in sales revenue resulted primarily from decreased sales volume and is partially attributable to a lower average number of seeds per case resulting from physicians optimizing their treatment planning based on the isotope and its characteristics.

The Company’s revenues during the quarter were primarily generated through sales of Proxcelan Cesium-131 seeds for the treatment of prostate cancers. Since the first patient implant in October 2004 through December 2008, approximately 4000 prostate cancer patients have been treated with Cesium-131.

The Company had a gross loss of $397,522 for the three month period ended December 31, 2008, compared to a loss of $483,451 for the corresponding period ended December 31, 2007.  Included in the gross loss for the three month period ended December 31, 2008 is the one-time impairment loss of $425,434 relating to a technology license.  Without this impairment loss, the Company’s gross profit would have been $27,912 or an increase in gross profit of $511,363 or 106% due to significant improvement in manufacturing efficiencies.

The Company’s net loss decreased 41% from approximately $2.8 million to $1.6 million in quarter ended December 31, 2008.

The Company had cash of approximately $5.5 million and short-term investments of approximately $500,000 as of February 6, 2009.

Dwight Babcock, IsoRay Chairman and CEO, commented “We have made significant strides in refocusing our sales group.  We hired Anthony Pasqualone as VP of Business Development in charge of sales in November 2008.  Tony has an extensive background in brachytherapy and we believe that his knowledge and expertise will help move our sales forward and support our great sales group.  In January we shipped Proxcelan seeds for 108 implants which is a 25% increase over December 2008 and is a step in the right direction.”

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of the Cesium-131 brachytherapy seed, used to treat prostate and other cancers. The Cesium-131 seed offers a significantly shorter half-life than the two other isotopes commonly used for brachytherapy, which results in a substantially faster delivery of therapeutic radiation, lower probability of cancer cell survival and reduction of the longevity of common brachytherapy side effects(a)(b). IsoRay is based in Richland, Washington. More information is available about IsoRay at www.isoray.com.

(a)
Armpilia CI, Dale RG, Coles IP, et al. The Determination of Radiobiologically Optimized Half-lives for Radionuclides Used in Permanent Brachytherapy Implants. Int. J. Radiation Oncology Biol. Phys. 2003; 55 (2): 378-385.

(b)	Prestidge B.R., Bice W.S., Jurkovic I., et al. Cesium-131 Permanent Prostate Brachytherapy: An Initial Report. Int. J. Radiation Oncology Biol. Phys. 2005; 63 (1): 5336-5337.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed, future demand for IsoRay's existing and planned products, whether the increase in demand seen in January 2009 will continue in the future, IsoRay's manufacturing needs and capabilities, whether the hiring of Anthony Pasqualone and related changes in IsoRay’s sales and marketing strategy will result in improved sales, whether IsoRay will be able to reduce operating costs and increase revenue, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products; whether later studies and protocols support the findings of the initial studies, success of future research and development activities, IsoRay's ability to successfully manufacture, market and sell its products, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our product, and other risks detailed from time to time in IsoRay's reports filed with the SEC.

 IsoRay, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
	2008	2007	2008	2007

Product sales	$1,326,703	$1,758,344	$2,846,285	$3,614,063
Cost of product sales	1,724,225	2,241,795	3,172,661	4,247,297

Gross loss	(397,522)	(483,451)	(326,376)	(633,234)

Operating expenses:
Research and development expenses	306,056	395,545	524,606	651,915
Sales and marketing expenses	620,700	1,142,827	1,351,474	2,202,643
General and administrative expenses	758,822	919,164	1,538,979	1,821,189

Total operating expenses	1,685,578	2,457,536	3,415,059	4,675,747

Operating loss	(2,083,100)	(2,940,987)	(3,741,435)	(5,308,981)

Non-operating income (expense):
Interest income	37,562	179,855	82,348	418,551
Gain on fair value of short-term investments	433,200	—	274,000	—
Financing and interest expense	(20,769)	(25,211)	(41,616)	(55,314)

Non-operating income, net	449,993	154,644	314,732	363,237

Net loss	$(1,633,107)	$(2,786,343)	$(3,426,703)	$(4,945,744)

Basic and diluted loss per share	$(0.07)	$(0.12)	$(0.15)	$(0.21)

Weighted average shares used in computing net loss per share:
Basic and diluted	22,942,088	23,072,272	22,942,088	23,036,657